                                                                    Exhibit 99.1

                             SUBSCRIPTION AGREEMENT

                              VOZ MOBILE CLOUD LTD.
                             190 Middle Road, #19-05
                                 Fortune Centre
                                Singapore 688979

     THIS SUBSCRIPTION AGREEMENT made this _____day of ______________, 201_, by and between Voz Mobile Cloud Ltd., a Washington corporation (hereinafter "
Company"), and the undersigned Subscriber (hereinafter "Subscriber"), who, for and in consideration of the mutual promises and covenants set forth herein, do hereto agree as follows:

1. SUBSCRIPTION. The Subscriber hereby subscribes for ____________ Shares
(hereinafter "Shares") of the Company's Common Stock, at a price of $.20 per
Share, and herewith tenders to the Company's designated Bank Account at Wells
Fargo Bank certified bank funds or wire transfer for the subscription in the amount of US$____________, which the Subscriber tenders herewith as payment for the Shares.

This offering will terminate 180 days from the effective date of the Prospectus, although we may close the offering on any date prior if all 10,000,000 of the shares of Common Stock are fully subscribed. In the event 1,250,000 Shares are not sold within 180 days from the effective date of this prospectus, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. The funds will be maintained in an account at Wells Fargo
Bank until we receive the full proceeds of $250,000 from this offering, at which time we will remove those funds and use the same as set forth in the Use of
Proceeds section of the prospectus. This Subscription Agreement (hereinafter
"Subscription") is an offer by the Subscriber to subscribe for the securities offered by the Company, and, subject to the terms hereof, shall become a contract for the sale of said securities upon acceptance thereof by the Company.

2. ACKNOWLEDGMENT. The undersigned acknowledges that, prior to signing this
Subscription Agreement and making this offer to purchase, he or she has received the Prospectus describing the offering of the Shares by the Company as filed with the United States Securities and Exchange Commission.

3. ACCEPTANCE OF SUBSCRIPTION AND DELIVERY OF SHARES. This Subscription
Agreement is made subject to the Company's discretionary right to accept or reject the Subscription herein. If the Company for any reason rejects this
Subscription, the Subscription will be refunded in full, without interest, and this Subscription Agreement shall be null, void and of no effect. Acceptance of this Subscription by the Company will be evidenced by the execution hereof by an officer of the Company. Delivery of the Shares subscribed for herein will be made within five (5) days following the effectiveness of the Registration
Statement of which the Prospectus is a part and the completion of the sale of
1,250,000 Shares, at which time the subscription funds shall be released to the
Company.

The undersigned hereby executes this Subscription Agreement as of the ____ day of __________, 201_, at ____________________, _____________________
                        (city)                (state or country)

SUBSCRIBER INFORMATION:

Name: _________________________________________________________

Address: ______________________________________________________

         ______________________________________________________

State or Country: _______________________________     Postal Code:______________
Taxpayer ID Number (if U.S. subscriber):____________________

[ ] Individually
[ ] Joint Tenants with Right of Survivorship
[ ] Corporation, Partnership or LLC
[ ] Trust

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